UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Soliciting Material Pursuant to §240.14a-12

Mariner Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Mariner Energy, Inc. distributed the following communication and materials to its employees on July 23, 2010:
This communication concerns Schedule 5.9(c) to the Agreement and Plan of Merger, by and among Apache Corporation, ZMZ Acquisitions LLC, and Mariner Energy, Inc., dated April 14, 2010. Schedule 5.9(c) has been changed to cover Mariner employees hired before May 21, 2010 and the circumstances under which they can receive enhanced severance before December 1, 2010. The changes are reflected in the attached updated Summary of Employee Retention/Severance Arrangements which includes revised Schedule 5.9(c). The changes are intended to facilitate a smooth transition period after the merger. Also attached is Mariner’s Second Amended and Restated Employee Severance Plan.
Additional Information
     In connection with the Merger, Mariner and Apache will file a definitive proxy statement/prospectus and other documents with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING MARINER, APACHE, AND THE MERGER.
     A definitive proxy statement/prospectus will be sent to stockholders of Mariner seeking their approval of the Merger. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus (when available) and other documents filed by Mariner and Apache with the SEC at the SEC’s website, www.sec.gov. Copies of the documents filed with the SEC by Mariner will be available free of charge on Mariner’s website at www.mariner-energy.com under the tab “Investor Information” or by contacting Mariner’s Investor Relations Department at 713-954-5558. Copies of the documents filed with the SEC by Apache will be available free of charge on Apache’s website at www.apachecorp.com under the tab “Investors” or by contacting Apache’s Investor Relations Department at 713-296-6000. You may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.
Participants in Solicitation
     Mariner, its directors, executive officers and certain members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from stockholders of Mariner in connection with the Merger. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the definitive proxy statement/prospectus (when available). Information concerning beneficial ownership of Mariner stock by its directors and certain executive officers is included in its proxy statement dated March 29, 2010 and subsequent statements of changes in beneficial ownership on file with the SEC.
     Apache, its directors, executive officers and certain members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from stockholders of Mariner in connection with the Merger. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the definitive proxy statement/prospectus (when available). Information concerning beneficial ownership of Apache stock by its directors and certain executive officers is included in its proxy statement dated March 31, 2010 and subsequent statements of changes in beneficial ownership on file with the SEC.
Forward-Looking Statements
     This communication contains “forward-looking statements” that involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: statements regarding the anticipated timing of filings and approvals relating to the Merger; statements regarding the expected timing of the completion of the Merger; statements regarding the ability to complete the Merger considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include, among others: the possibility that one or more closing conditions for the Merger may not be satisfied or waived, including the failure to obtain the requisite approval of Mariner’s stockholders or the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; the effects of disruption from the Merger making it more difficult to maintain relationships with employees, business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the control of Mariner or Apache; and other risks and uncertainties discussed in documents filed with the SEC by Mariner and Apache.

Pending Acquisition of Mariner Energy, Inc. by Apache Corporation
SUMMARY OF EMPLOYEE RETENTION/SEVERANCE ARRANGEMENTS FOR
MARINER EMPLOYEES HIRED BEFORE MAY 21, 2010*
1.	Closing**:

If you remain employed by Mariner until the closing date:
•	Your unvested standard annual restricted stock awards fully vest.

•	Your unvested deferred cash bonus awards (offshore personnel) fully vest.

•	You receive a closing bonus of no less than your 2009 annual bonus paid in March 2010 (or if employed for less than full-year 2009 or hired in 2010, a bonus in an amount determined by Mariner).

•	You become an employee of Apache (or one of its subsidiaries) with credit for Mariner service.
2.	Between Closing and December 1, 2010:
•	If you voluntarily terminate without good reason, you receive basic severance.

“Basic severance” means severance benefits under Mariner’s severance plan. “Good reason” is a voluntary termination that is a “qualifying event” under the severance plan (as recognized and approved by the Plan Administrator) or that entitles you to separation benefits under your employment or change of control agreement, as applicable.

•	If you voluntarily terminate for good reason, you receive enhanced severance.

“Enhanced severance” is your annual base salary plus severance/separation benefits under either Mariner’s severance plan or your employment or change of control agreement, as applicable.

•	If Apache terminates you without cause, you receive enhanced severance.

“Without cause” is an involuntary termination that is a “qualifying event” under the severance plan or is described in your employment or change of control agreement, as applicable.

•	If Apache terminates you because you fail its background check or drug test, you receive basic severance.

•	All waiver and release requirements continue to be a condition to receive severance.
3.	Between December 1, 2010 and December 31, 2010:
•	If you voluntarily terminate for any reason, you receive enhanced severance.

•	If Apache terminates you without cause, you receive enhanced severance.

•	If you have an employment or change of control agreement with Mariner and accept permanent employment with Apache, you must waive your rights under the agreement effective December 31, 2010.

•	All waiver and release requirements continue to be a condition to receive severance.
July 15, 2010

4.	Between Closing and December 31 of the year in which Closing occurs:
•	Vacation continues to be earned and any unused vacation is carried over to the next year or paid upon employment termination, as applicable, on terms no less favorable than Mariner’s existing Vacation and Attendance Policy.
5.	Between January 1, 2011 and February 15, 2011:
•	If you remain employed by Apache on February 15, 2011, you receive a retention bonus of no less than the amount of your closing bonus paid on the closing date.

*	This summary supersedes in its entirety the summary dated April 14, 2010. This summary is entirely qualified by reference to (i) the attached Schedule 5.9(c) to the Agreement and Plan of Merger, by and among Apache Corporation, ZMZ Acquisitions LLC, and Mariner Energy, Inc., dated April 14, 2010 (the “Merger Agreement”), (ii) the Merger Agreement, filed as Exhibit 2.1 to Mariner’s Form 8-K filed on April 16, 2010 with the Securities and Exchange Commission, (iii) Mariner’s Second Amended and Restated Employee Severance Plan, effective December 1, 2009, (iv) Mariner’s Vacation and Attendance Policy, effective January 1, 2007, and (v) your employment agreement or change of control agreement with Mariner.

**	This summary assumes closing occurs before October 1, 2010. If closing occurs later, references to December 1 and 31, 2010 mean 60 and 90 days, respectively, after the closing date.
Additional Information
     In connection with the Merger, Mariner and Apache will file a definitive proxy statement/prospectus and other documents with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING MARINER, APACHE, AND THE MERGER.
     A definitive proxy statement/prospectus will be sent to stockholders of Mariner seeking their approval of the Merger. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus (when available) and other documents filed by Mariner and Apache with the SEC at the SEC’s website, www.sec.gov. Copies of the documents filed with the SEC by Mariner will be available free of charge on Mariner’s website at www.mariner-energy.com under the tab “Investor Information” or by contacting Mariner’s Investor Relations Department at 713-954-5558. Copies of the documents filed with the SEC by Apache will be available free of charge on Apache’s website at www.apachecorp.com under the tab “Investors” or by contacting Apache’s Investor Relations Department at 713-296-6000. You may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.
Participants in Solicitation
     Mariner, its directors, executive officers and certain members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from stockholders of Mariner in connection with the Merger. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the definitive proxy statement/prospectus (when available). Information concerning beneficial ownership of Mariner stock by its directors and certain executive officers is included in its proxy statement dated March 29, 2010 and subsequent statements of changes in beneficial ownership on file with the SEC.
     Apache, its directors, executive officers and certain members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from stockholders of Mariner in connection with the Merger. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the definitive proxy statement/prospectus (when available). Information concerning beneficial ownership of Apache stock by its
July 15, 2010

directors and certain executive officers is included in its proxy statement dated March 31, 2010 and subsequent statements of changes in beneficial ownership on file with the SEC.
Forward-Looking Statements
     This summary contains “forward-looking statements” that involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: statements regarding the anticipated timing of filings and approvals relating to the Merger; statements regarding the expected timing of the completion of the Merger; statements regarding the ability to complete the Merger considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include, among others: the possibility that one or more closing conditions for the Merger may not be satisfied or waived, including the failure to obtain the requisite approval of Mariner’s stockholders or the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; the effects of disruption from the Merger making it more difficult to maintain relationships with employees, business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the control of Mariner or Apache; and other risks and uncertainties discussed in documents filed with the SEC by Mariner and Apache.
July 15, 2010

Section 5.9(c) of the Company Schedule
The Parent [Apache], Merger Sub and Company [Mariner] agree to implement the following employment arrangements; provided, however, that the provisions of Sections 2 and 3 of this Schedule 5.9(c) shall not apply to any employee hired by the Company on or after May 21, 2010.
1. Employment; Service.
At Closing, all Company employees will become employees of Apache (or one of its Subsidiaries) and receive credit for all periods of service with the Company (and with predecessor employers with respect to which the Company and its Subsidiaries shall have granted service credit) for all purposes.
2. Retention.
(a) An employee who remains employed until the Closing Date shall be paid a cash closing bonus within 10 days after the Closing Date of not less than 100% of his or her 2009 bonus (as paid in 2010). For purposes of determining the minimum closing bonus for an employee who did not have a full year of service in 2009, the amount of the closing bonus will be determined by the Company in its discretion.
(b) An employee who remains employed on February 15, 2011 shall be paid a cash retention bonus of not less than 100% of his or her 2009 bonus (as paid in 2010) on February 15, 2011. The amount of the minimum cash retention bonus paid on February 15, 2011 will equal the amount of the closing bonus.
3. Severance.
(a) An employee who (i) is covered by a change of control agreement or employment agreement and (ii) accepts a formal written offer of permanent employment with Apache that includes a work assignment, compensation and benefits package will be required to waive his or her rights under such agreement effective December 31, 2010.
(b) If, during the period beginning on the Closing Date and ending on December 1, 2010, an employee voluntarily terminates his or her employment for a reason that is not a “Qualifying Termination” (as defined below) or if an employee is terminated due to failure to satisfy Apache’s background check and drug testing requirements, and if in either case such employee is not entitled to benefits pursuant to paragraph (e) below, he or she will be entitled to a lump sum payment of an amount equal to severance under the Second Amended and Restated Mariner Energy, Inc. Employee Severance Plan, effective as of December 1, 2009 (the “Mariner Severance Plan”), payable as if subject to the terms of the Mariner Severance Plan.
(c) If, during the period beginning on the Closing Date and ending on December 31, 2010, the employment of an employee terminates as a result of a Qualifying Termination (as defined below), he or she will be entitled to a lump sum payment of an amount equal to his or her annual base salary plus severance under the Mariner Severance Plan, payable as if subject to the terms of the Mariner Severance Plan.

(d) Notwithstanding the foregoing Section 3(c), if during the period beginning on the Closing Date and ending on December 31, 2010, an employee who has an employment agreement or a change of control agreement with the Company terminates as a result of a Qualifying Termination, he or she will be entitled to (1) a lump sum payment of an amount equal to (i) his or her annual base salary, plus (ii) the severance payment payable under the “Applicable Agreement,” and (2) the welfare benefit continuation coverage provided under the terms of the Applicable Agreement. The “Applicable Agreement” means the applicable employment or change of control agreement covering the employee.
(e) If an employee (1) remains employed on December 1, 2010, but does not receive an offer of employment from Apache by December 1, 2010, and terminates his or her employment for any reason between December 1 and December 31, 2010, or (2) receives an offer of employment from Apache and does not voluntarily terminate his or her employment prior to December 1, 2010 except for a Qualifying Termination, but such employee terminates his or her employment for any reason between December 1 and December 31, 2010, then he or she will be entitled to a lump sum payment of an amount equal to his or her annual base salary, and either (i) severance under the Mariner Severance Plan, payable as if subject to the terms of the Mariner Severance Plan, or (ii) severance under any Applicable Agreement, plus the welfare benefit continuation coverage provided under the terms of the Applicable Agreement.
(f) A “Qualifying Termination” shall mean (i) if an employee is subject to an employment agreement or a change in control agreement, a termination of employment that would entitle the employee to separation benefits under that document, or (ii) if the employee is not subject to such an agreement, a “Qualifying Event” as defined under the Mariner Severance Plan.
(g) In the event the Closing Date has not occurred prior to October 1, 2010, all references in this Section 3 to December 1, 2010 shall mean 60 days after the Closing Date, and all references to December 31, 2010 shall mean 90 days after the Closing Date.
(h) In no event shall an employee be entitled to receive payment under more than one Section of Sections 3(b), 3(c), 3(d) or 3(e) above.
(i) All of the Company’s existing waiver and release requirements to receipt of severance shall continue to be a condition to receive severance.
4. Vacation.
From and after the Closing Date through December 31 of the calendar year in which the Closing Date occurs, employees shall continue to earn vacation at a rate no less favorable than under the Company’s vacation policy in effect on the date of this Agreement (“Vacation Policy”) and be entitled to use any unused vacation in the subsequent calendar year on a basis no less favorable than under such Vacation Policy, and shall be entitled to receive payment for any unused vacation upon termination of employment in accordance with the Vacation Policy.

SECOND AMENDED AND RESTATED MARINER ENERGY, INC.
EMPLOYEE SEVERANCE PLAN
     Mariner Energy, Inc., a Delaware corporation (the “Company”), hereby amends and restates the Mariner Energy, Inc. Employee Severance Plan, as previously amended and restated effective as of December 1, 2009, with such amendment and restatement to be effective December 1, 2009 (the “Effective Date”), for the benefit of certain employees of the Company and its Affiliates, on the terms and conditions hereinafter stated.
ARTICLE 1
DEFINITIONS
     1.1 “Affiliates” means any entity that, directly or indirectly, owns a majority of the voting power of the Company and any entity in which the Company, directly or indirectly, owns a majority of the voting power.
     1.2 “Benefits” means the severance benefits a Participant is entitled to receive pursuant to Article 3 hereof.
     1.3 “Cause” means (i) the material failure of the Participant to perform his or her job duties, (ii) the conviction of the Participant for any felony, (iii) the engagement by the Participant in gross misconduct in the performance of his or her duties, (iv) substance abuse, (v) misappropriation of funds, or (vi) disparagement of the Company or an Affiliate or any officer, director or employee of the Company or an Affiliate.
     1.4 “Change of Control” means (i) after the Effective Date, any person or group of affiliated or associated persons acquires more than 35% of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company, or (iv) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization.
     1.5 “Code” means the Internal Revenue Code of 1986, as amended.
     1.6 “Comparable Position” means, in the case of a Participant at any time, a position that satisfies all of the following requirements:
     (a) the weekly rate of base salary or hourly wages, as applicable, for such position is at least equal to the weekly rate of base salary or hourly wages, as applicable, paid to such Participant in his or her position with the Company or an Affiliate prior to such time except as part of a general reduction of wages paid to employees that is necessitated by business conditions, as determined by the Company; and
     (b) there is no material adverse change in the aggregate annual cash bonus opportunities available to such Participant in such position from that available to such Participant in his or her position with the Company or an Affiliate prior to such time except as part of a general reduction of cash bonus opportunities paid to employees that is necessitated by business conditions, as determined by the Company; and
     (c) following a Change of Control only, such position does not involve a substantial adverse change in the nature or scope of the authorities and powers exercised, and duties and functions performed, by such Participant in his or her position with the Company or an Affiliate immediately prior to the Change of Control.
For purposes of Section 1.6(b) above, the aggregate annual cash bonus opportunities available to a Participant in his or her position with the Company or an Affiliate shall in no event include (i) any compensation under any plan, program, arrangement or agreement providing for compensation in the form of overriding royalty interests, (ii) any income from any such overriding royalty interests, (iii) any compensation under any equity-based compensation plans, programs, arrangements or agreements, including, but not limited to, restricted stock grants or stock options, or (iv) any compensation under any deferred bonus plan, program, arrangement or agreement.
     1.7 “Compensation” means the Participant’s wages from the Company or an Affiliate as defined in section 3401(a) of the Code for purposes of federal income tax withholding, modified by including elective contributions under a cafeteria plan described in section 125 and elective contributions to a qualified cash or deferred arrangement described in section 401(k) of the Code, and modified further by excluding reimbursements and other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation (other than elective contributions to the Company’s qualified cash or deferred arrangement described in section 401(k) of the Code), welfare benefits as defined in the ERISA, overriding royalty interests and any income therefrom, overtime pay, and special performance or incentive compensation amounts (including, but not limited to, bonuses and income from any equity-based compensation arrangements such as restricted stock grants or stock options).
     1.8 “Compensation Increments” means a number equal to the quotient determined by dividing (i) the annual Compensation in effect for a Participant for services performed for the Company or an Affiliate immediately prior to such Participant’s Employment Termination Date, by (ii) 10,000; provided, however, that if such quotient is not a whole number, such quotient shall be rounded up to the next whole number.
     1.9 “Disqualifying Event” means the occurrence of any of the following:
     (a) a Participant’s employment relationship with the Company or an Affiliate is terminated:
     (i) by the Company or an Affiliate for Cause;
     (ii) as a result of such Participant’s death; or
     (b) a Participant is offered employment under an agreement between the Company or an Affiliate and a purchaser or recipient of an asset or assets of the Company or an Affiliate entered into in connection with the sale or transfer of such asset or assets, if such Participant:

     (i) accepts such offered employment; or
     (ii) rejects such offered employment and such offered employment is a Comparable Position in the Immediate Geographic Area
     (c) a Participant that is an employee of the Company is offered employment with an Affiliate, or a Participant that is an employee of an Affiliate is offered employment with the Company or another Affiliate, if such Participant:
     (i) accepts such offered employment; or
     (ii) rejects such offered employment and such offered employment is a Comparable Position in the Immediate Geographic Area.
     1.10 “Employment Termination Date” means the date on which the employment relationship between the Participant and the Company or an Affiliate is terminated.
     1.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.12 “Immediate Geographic Area” means, with respect to a Participant, the area within a 50-mile radius of the office of the Company or an Affiliate to which such Participant normally reports.
     1.13 “Participant” means a Regular Full-Time Employee who is employed by the Company or an Affiliate on or after December 1, 2009.
     1.14 “Plan” means this Second Amended and Restated Mariner Energy, Inc. Employee Severance Plan, as set forth herein, and as amended or restated from time to time.
     1.15 “Plan Administrator” means the Company, provided that the Company may designate any person or entity, or a committee to administer the Plan in accordance with the provisions of Article 6.
     1.16 “Qualifying Event” means the occurrence of any of the following on or prior to December 31, 2010:
     (a) a Participant is no longer employed by the Company or an Affiliate, and the employment relationship with the Company or an Affiliate was terminated by the Company or an Affiliate without Cause;
     (b) a Participant’s employment relationship with the Company or an Affiliate is terminated by such Participant for the reason that such Participant’s position with the Company or an Affiliate is (i) eliminated, or (ii) restructured to the extent that it is not a Comparable Position; or
     (c) a Participant’s employment relationship with the Company or an Affiliate is terminated by such Participant for the reason that the permanent location of such Participant’s place of employment with the Company or an Affiliate is changed to a location that is not in the Immediate Geographic Area.

     1.17 “Regular Full-Time Employee” means a common law employee of the Company or an Affiliate who is regularly scheduled to perform 39.5 hours of service for the Company or an Affiliate per week; provided, however, that “Regular Full-Time Employee” shall not include an individual who is classified by the Company or an Affiliate as an independent contractor (even if he is subsequently reclassified by the Internal Revenue Service or a court or other tribunal as an employee of the Company or an Affiliate and the Company or such Affiliate acquiesces to the reclassification).
     1.18 “Release Agreement” means an agreement provided by the Company to a Participant within five days of Participant’s Employment Termination Date, containing a release and other terms, provisions, and conditions in such form as the Company shall determine in its sole discretion, which shall become irrevocable if not revoked within seven days after the date Participant executes and delivers the Release Agreement to the Company.
     1.19 “Week of Compensation” or “Weeks of Compensation” means the weekly Compensation in effect for a Participant immediately prior to such Participant’s Employment Termination Date.
     1.20 “Years of Service” means a number equal to the quotient determined by dividing (i) the total number of days of employment with the Company and any entities aggregated with the Company under sections 414(b), (c), (m) and (o) of the Code, whether or not completed consecutively, in which the Participant is paid or is entitled to payment for performance of services with the Company and any affiliated entities described in this sentence, by (ii) 365; provided, however, that if such quotient is not a whole number, such quotient shall be rounded up to the next whole number.
ARTICLE 2
ELIGIBILITY
     A Participant who satisfies all of the following requirements during the term of the Plan shall be entitled to the Benefits described in Article 3 hereof:
     (a) such Participant is a Regular Full-Time Employee on the Employment Termination Date;
     (b) a Qualifying Event has occurred with respect to such Participant; and
     (c) a Disqualifying Event has not occurred with respect to such Participant.
ARTICLE 3
BENEFITS
     The Company or an Affiliate shall pay a Participant who has satisfied the requirements of Article 2 hereof, who executes and delivers to the Company a Release Agreement within the 50-day period following such Participant’s Employment Termination Date and who does not revoke (or attempt to revoke) such Release Agreement, the following amount in a single lump sum cash payment:

     (a) if such Participant has been a Regular Full-Time Employee for less than six months, an amount equal to four (4) Weeks of Compensation with respect to such Participant; or
     (b) if such Participant has been a Regular Full-Time Employee for six months or longer, an aggregate amount equal to the sum of the following:
     (i) an amount equal to the product of (A) two Weeks of Compensation with respect to such Participant, multiplied by (B) such Participant’s Years of Service; plus
     (ii) an amount equal to the product of (A) two Weeks of Compensation with respect to such Participant, multiplied by (B) such Participant’s Compensation Increments.
     Participant’s right to receive severance under this Plan and Participant’s Benefits under this Plan are both subject to the terms of any other written employment agreement, change in control agreement, or employee benefit or incentive agreement or program providing for any form of payment in lieu of severance.
ARTICLE 4
TIME OF PLAN PAYMENTS
     The Company or an Affiliate shall pay (i) a Participant entitled to the Benefits described in Article 3 and (ii) payments to which a Participant may be entitled (subject to the Release Agreement requirements of this Plan) on account of termination of employment pursuant to the Merger Agreement (as defined below), on or before the fifteenth day after the Release Agreement signed by such Participant becomes irrevocable. Payments pursuant to this Plan shall be made no later than March 15, 2011.
     For purposes of this Plan, “Merger Agreement” means the Agreement and Plan of Merger by and among Apache Corporation, ZMZ Acquisitions LLC, and the Company, dated as of April 14, 2010.
ARTICLE 5
UNFUNDED ARRANGEMENT
     All Plan benefits will be paid, as needed, from the general assets of the Company or its successor. It is intended that the Plan shall be unfunded for tax purposes.
     The Plan is only a general corporate commitment and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations hereunder. Under all circumstances the rights of Participants to any asset held by the Company will be no greater than the rights expressed in the Plan. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of general creditors of the Company. The Participants are only unsecured creditors of the Company with respect to any Benefits, and the Plan constitutes a mere promise by the Company to make Benefit payments in the future under certain circumstances. No specific assets of the Company have been or shall be set aside, or shall in any way be transferred to a trust or shall be pledged in any way for the performance of the Company’s obligations under the Plan which would remove such assets from being subject to the general creditors of the Company.
ARTICLE 6
ADMINISTRATION OF THE PLAN
     The Plan Administrator shall have the full power and authority to administer the Plan, carry out its terms and conditions and effectuate its purposes. The Plan Administrator shall be the “named fiduciary,” as such term is defined in ERISA, of the Plan, with responsibility for administration of the Plan.
     The Plan Administrator shall serve without compensation for its services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of duties as the Plan Administrator.
     The Plan Administrator shall keep all individual and group records relating to participants and former participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Company and to each Participant for examination upon reasonable notice during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts which may be similarly reportable).
     The Plan Administrator is authorized to make the rules for administering the Plan, to construe its provisions, to correct its defects, and supply any omissions or reconcile any inconsistencies which may appear in the Plan, to determine all questions of eligibility and entitlement to benefits and resolve all controversies. The actions of the Plan Administrator in these matters, when performed in good faith and in his sole judgment, shall be final as to all parties.
     The Plan Administrator has full and absolute discretion in the exercise of the Plan Administrator’s authority under the Plan, including without limitation, the authority to determine any person’s right to benefits under the Plan, the correct amount and form of any benefits. Any action taken or ruling or decision made by the Plan Administrator in the exercise of any of the Plan Administrator’s powers and authorities under the Plan, shall be final and conclusive as to all parties. No final action, ruling, or decision of the Plan Administrator may be set aside unless it is held to have been arbitrary and capricious in an arbitration proceeding brought pursuant to Section 9.7.

ARTICLE 7
AMENDMENT AND TERMINATION
     The Plan is effective as of December 1, 2009. The Company shall have the right to amend or terminate the Plan, in whole or in part, at any time and for any reason. Notwithstanding the foregoing, no amendment or termination of the Plan shall affect benefits accrued by a Participant prior to such amendment or termination.
ARTICLE 8
CLAIM PROCEDURES
     The Company will advise each Participant of any Benefits to which the Participant is entitled under the Plan. If any person believes that the Company has failed to advise him or her of any Benefit to which he or she is entitled, he or she may file a written claim with the Plan Administrator. The Plan Administrator shall review such claim and respond thereto within a reasonable time after receiving the claim. The Plan Administrator shall provide to every claimant who is denied a claim for benefits written notice setting forth in a manner calculated to be understood by the claimant:
     (a) the specific reason or reasons for the denial;
     (b) specific reference to pertinent Plan provisions on which the denial is based;
     (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
     (d) an explanation of the Plan claims review procedures.
     Within sixty days of receipt by a claimant of a notice denying a claim under the preceding paragraph, the claimant or his or her duly authorized representative may request in writing a full and fair review of the claim by the Plan Administrator. The Plan Administrator may extend the sixty-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Plan Administrator shall make a decision promptly, and not later than sixty days after the Plan’s receipt of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE 9
MISCELLANEOUS
     9.1 Tax Withholding. The Company or an Affiliate, as the case may be, will calculate the deductions from the amount of the benefit paid under the Plan for any taxes required to be withheld by federal, state or local government and shall cause them to be withheld.
     9.2 Plan Not an Employment Contract. The adoption and maintenance of the Plan is not a contract between the Company or any Affiliate and any employee of the Company or any Affiliate which gives any employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of the Company or any Affiliate to discharge any employee at any time or to interfere with the employee’s right to terminate his or her employment at any time.
     9.3 Alienation Prohibited. No benefits hereunder shall be subject to anticipation or assignment by a Participant, to attachment by, interference with, or control of any creditor of a Participant, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant prior to its actual receipt by the Participant. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.
     9.4 Gender and Number. If the context requires it, words of one gender when used in the Plan shall include the other genders, and words used in the singular or plural shall include the other.
     9.5 Severability. Each provision of the Plan may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.
     9.6 Binding Effect. The Plan shall be binding upon any successor of the Company (whether by merger, consolidation, operation of law, sale of all or substantially all of the Company’s assets or otherwise).
     9.7 Arbitration. Any controversy relating to the Plan shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect. No arbitration proceeding relating to the Plan may be initiated unless the Participant has exhausted the claims review and appeals procedures specified in Article 9. Any arbitration relating to the Plan must be initiated in the city in which the headquarters of the Company is located at that time. Within ten days of the initiation of an arbitration hereunder, the Company or its Affiliate, as the case may be, and the Participant will designate an arbitrator pursuant to Rule 14 of the AAA Rules. Within ten days of selection, the appointed arbitrators will appoint a neutral arbitrator from the panel in the manner prescribed in Rule 13 of the AAA Rules. Nothing in this Section 9.7 shall be construed to, in any way, limit the scope and effect of Article 6. In any arbitration proceeding, full effect shall be given to the rights, powers, and authorities of the Plan Administrator under Article 6.
     9.8 Governing Law. The provisions of the Plan shall be construed, administered, and governed under the laws of the State of Texas and, to the extent applicable, by the laws of the United States, notwithstanding any conflict of laws principles or statutes to the contrary.

ARTICLE 10
SECTION 409A
     10.1 Reformation. Notwithstanding anything in this Plan to the contrary, if any provision hereof would result in the imposition of an additional tax under Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the applicable tax to the extent permissible under Section 409A and no action so taken shall be deemed to adversely affect any Participant’s rights under this Plan.
     10.2 Exemption. Each payment pursuant to this Plan is intended to be exempt from Section 409A and the provisions of this Plan will be administered, interpreted and construed accordingly.
     This Second Amended and Restated Mariner Energy, Inc. Employee Severance Plan is adopted effective as of December 1, 2009.

MARINER ENERGY, INC.
By:	/s/ Scott D. Josey
Scott D. Josey
Chairman of the Board, Chief Executive Officer and President